Exhibit 99

Media Contact:

Lisa Emard, (949) 471-7705

lisa.emard@gateway.com

Investor Contact:

Marlys Johnson, (605) 232-2709

marlys.johnson@gateway.com

GATEWAY PROVIDES FOURTH QUARTER UPDATE AND 2005 GUIDANCE

Irvine, Calif., Dec. 15, 2004 – Gateway, Inc. (NYSE: GTW) today announced that it has updated its fourth quarter revenue range to $1.0 billion to $1.025 billion, and raised its GAAP earnings per share estimate from a range of breakeven to a 1 cent profit, to a range of 22 to 24 cents. The improved GAAP earnings primarily reflect the 24 cent gain associated with the previously announced retirement of Series A and C preferred stock, a negative 3 to 4 cent impact due to acceleration of transformation, integration and restructuring activities, and a 2 cent gain on the retirement of liability associated with a recent outsourcing of extended service plans. As a result of the extended service plan liability retirement mentioned above, the company is raising its estimated fourth quarter non-GAAP earnings per share before restructuring, transformation and integration costs from a range of 1 to 2 cents to a range of 3 to 4 cents. The company also indicated that it expects to end the year with approximately $550 million to $575 million in cash.

The company provided full-year 2005 guidance including a revenue range of approximately $4 billion to $4.25 billion and GAAP earnings per share of 15 to 17 cents. Non-GAAP earnings per share before restructuring, transformation and integration costs are expected to be 17 to 19 cents. While Gateway has not yet provided guidance for the first quarter of 2005, the Company has historically experienced a seasonal quarterly decline in revenues in the first quarter as compared to the fourth quarter, in the range of 10 to 15 percent. Given the increase in the Company’s sales through retail channels, which are seasonally higher in the fourth quarter, it would expect revenues in the first quarter to reflect a seasonal decline of 15 percent or greater. Consistent with traditional guidance timing, Gateway expects to provide guidance for the first quarter in late January when it reports results for the fourth quarter and full year 2004.

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Table A: Reconciliation of Prior to Updated Earnings Per Share (EPS) Guidance for fourth quarter, 2004.

	GAAP EPS	Operating EPS
Prior Guidance	$0.00 - $0.01	$0.01 - $0.02

Gain on Series A and C	$0.24	—

Restructuring, Transformation and Integration	$(0.03) - $(0.04)	—

Extinguishment of Liability	$0.02	$0.02

Updated Guidance	$0.22 - $0.24	$0.03 - $0.04

About Gateway

Since its founding in 1985, Irvine, Calif.-based Gateway (NYSE: GTW) has been a technology pioneer, offering award-winning PCs and related products to consumers, businesses, government agencies and schools. After acquiring eMachines in early 2004, Gateway is now the third largest PC company in the U.S. and among the top ten worldwide. The company’s value-based eMachines brand is sold exclusively by leading retailers worldwide, while the premium Gateway line is available at major retailers, over the web and phone, and through its direct sales force. See http://www.gateway.com for more information.

Certain non-GAAP financial information

This press release contains certain non-GAAP financial information, including disclosure of the portion of the company’s SG&A, gross margins and net income <loss> relating to, or affected by, certain restructuring charges, transformation expenses and integration expenses. This non-GAAP financial information is provided as supplementary information and is not an alternative to GAAP. This non-GAAP financial information is used by management and management believes it is useful to investors to analyze the company’s baseline performance before charges and expenses that are considered by management to be outside of Gateway’s core operating results, notwithstanding the fact that such restructuring, transformation and integration expenses may be recurring. This non-GAAP information is among the primary indicators management uses as a basis for evaluating Gateway’s financial performance as well as for forecasting of future periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for reported results determined in accordance with GAAP.

Special note

This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that, if they do not materialize or prove incorrect, could cause Gateway’s results to differ materially from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are statements that could be forward-looking statements, including any projections or preliminary estimates of earnings, revenues, or other financial items; any statements of plans, strategies and objectives of management for future operations; the extent of seasonal changes in demand; any statements regarding proposed new products, services or developments; any statements regarding future economic conditions or performance; statements of belief and

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any statement of assumptions underlying any of the foregoing. The risks that contribute to the uncertain nature of these statements include, among others, risks related to shifting our distribution model to third-party retail; competitive factors and pricing pressures, including the impact of aggressive pricing cuts by larger competitors; general conditions in the personal computing industry, including changes in overall demand and average selling prices, shifts from desktops to mobile computing products and information appliances and the impact of new microprocessors and operating software; the ability to simplify the company’s business, change its distribution model and restructure its operations and cost structure; component supply shortages; short product cycles; the ability to access new technology; infrastructure requirements; risks of international business; foreign currency fluctuations; risks relating to new or acquired businesses, joint ventures and strategic alliances; risks related to financing customer orders; changes in accounting rules; the impact of litigation and government regulation generally; inventory risks due to shifts in market demand; the impact of employee reductions and management changes and additions; and general economic conditions, and other risks described from time to time in Gateway’s Securities and Exchange Commission periodic reports and filings. Gateway assumes no obligation to update any forward-looking statements to reflect events that occur or circumstances that exist after the date on which they were made.

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